UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2020

SENSEONICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37717	47-1210911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20451 Seneca Meadows Parkway Germantown, MD 20876-7005
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (301) 515-7260

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SENS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.02	Termination of a Material Definitive Agreement.

On March 22, 2020, Senseonics Holdings, Inc. (the “Company”) and Solar Capital Ltd. (the “Agent”), terminated that certain Loan and Security Agreement, dated as of July 16, 2019 (the “Loan Agreement”), by and among the Agent and certain other Lenders (the “Lenders”), and the Company and Senseonics, Incorporated. As previously disclosed in the Company’s Annual Form 10-K, the Company expected to default on its obligations under the Loan Agreement and was seeking a waiver from Solar of any default under the Loan Agreement. Following discussions with Solar, the parties were unable to negotiate such a waiver and, as a result, the parties determined to terminate the Loan Agreement.

In connection with the termination, the Company paid all amounts outstanding under the Loan Agreement, including the principal amount and interest of the loans, a payoff fee of 6.45% of the loans outstanding, a prepayment premium of 3.0% of the loans outstanding and other obligations owed to the Agent and the Lenders thereunder (collectively, the “Obligations”). The total Obligations paid by the Company in connection with the termination of the Loan Agreement were $48.5 million. Following the payoff of the Obligations, the Company no longer has any secured indebtedness outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2020	Senseonics Holdings, Inc.

	By:	/s/ Nick B. Tressler
Nick B. Tressler
Chief Financial Officer